As Filed with the Securities and Exchange Commission on August 1, 1997


                                                      Registration No. 333-27611
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 ---------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 ---------------

                               MOTHERS WORK, INC.
               (Exact Name of Registrant as Specified in Charter)


                DELAWARE                                  13-3045573
     (State or Other Jurisdiction of                   (I.R.S. Employer
     Incorporation or Organization)                 Identification Number)


     456 North 5th Street, Philadelphia, Pennsylvania 19103, (215) 873-2200
               (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                         Rebecca C. Matthias, President
                              456 North 5th Street
                        Philadelphia, Pennsylvania 19103
                                 (215) 873-2200
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------

         Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of this Registration Statement.

                                 ---------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

         If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration number of the earlier effective registration statement for the same offering. | |

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |


         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.






                   SUBJECT TO COMPLETION, DATED AUGUST 1, 1997



PROSPECTUS

                               MOTHERS WORK, INC.


                  This Prospectus relates to the resale by a Selling Stockholder of a total of 217,365 shares of Common Stock, $.01 par value per share (the "Common Stock") of Mothers Work, Inc. (the "Company").

                  The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder. See "Selling Stockholder."

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  PROSPECTIVE PURCHASERS SHOULD CONSIDER THE RISKS SET FORTH UNDER "RISK FACTORS" COMMENCING ON PAGE 2.

                  The shares offered by the Selling Stockholder hereby will be sold at market prices on The Nasdaq Stock Market ("Nasdaq") or in private sales at prevailing market prices or negotiated prices. The Selling Stockholder may pay commissions or other compensation to broker-dealers in connection with such sales, which may be in excess of customary commissions charged for Nasdaq transactions. See "Selling Stockholder."


                  The Common Stock is traded on Nasdaq under the symbol MWRK. On July 31, 1997, the closing sales price of the Common Stock, as reported by Nasdaq, was $9.00 per share.

                  The date of this Prospectus is       , 1997

                                  RISK FACTORS

                  In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered by this Prospectus.

Recent Operating Losses; Maternity Business Restructuring


                  The Company incurred a loss of $7.9 million for the second fiscal quarter ended March 31, 1997 before considering preferred dividends, or a loss of $2.30 per share. Results for the quarter include unusual charges of $7.6 million or $1.40 per share, the cash portion of which is approximately $1.3 million to be paid out through the second quarter of fiscal 1998, taken in conjunction with the Company's restructuring of its core maternity business to combine overlapping product lines and close approximately 30 retail locations serviced by other Company stores. Although operating cash flow (operating income excluding amortization and depreciation expense) for the Company's core maternity business for the first six months of fiscal 1997 (and exclusive of the unusual charges) of $13.5 million was comparable to the same period in fiscal 1996, there can be no assurance that the Company's restructuring efforts will be successful or that the Company can return to profitable operations. The Company incurred a loss before extraordinary items and preferred dividends of $2.4 million in fiscal 1995 and income before preferred dividends of $0.9 million in Fiscal 1996. After recording an extraordinary loss, net of income tax benefit, of $4.2 million for the early extinguishment of debt and preferred dividends of $0.2 million, the Company had a net loss of $6.8 million in fiscal 1995. In fiscal 1996, the Company incurred preferred dividends of $1.0 million resulting in a net loss of $0.1 million. Total stockholders' equity at March 31, 1997 is $27.1 million which includes an accumulated deficit of $12.1 million.

Continuing Losses from Episode Operations; Risks Associated with Integration of Episode Business

                  Since the acquisition of certain leases and assets of Episode USA, Inc. on May 30, 1996, the Company has been engaged in the marketing and retailing of non-maternity, upscale women's apparel and accessories, similar to designer fashions but with a price point for dresses and blouses in the $200 to $500 range and $120 to $200 range, respectively (commonly referred to as "bridge" fashion). The Company has introduced its own non-maternity "bridge" line, Daniel and Rebecca(R), and at March 31, 1997, the Company operated 33 Episode(R)* stores. The Company's Episode division has operated at a loss since the acquisition, and the losses for the second quarter of fiscal 1997 exclusive of the unusual charges discussed above in "Recent Operating Losses," are primarily attributable to the Episode operations. Although Episode's sales levels improved in March and April, Episode revenues remain below management's initial estimates and are currently at levels which would not support profitable operations of the Episode division. The Company's management has limited experience in the bridge women's apparel business and the integration of Episode into the rest of the Company's operations has required substantial management time and other resources. Further, the operations of a bridge women's fashion business are subject to numerous risks, unanticipated operating problems, and greater competition and fashion risk than the Company's core maternity business. Based on the foregoing factors, there can be no assurance that the Company's Episode Operations will become profitable.


-----------
 (1) Episode America, a division of Mothers Work, Inc., is licensed to use the Episode(R) trademark by Episode USA, Inc.

Leverage and Liquidity


                  The Company became highly leveraged after completion of the offering of 12 5/8% Senior Unsecured Notes (the "Notes") in 1995. As of March 31, 1997, the Company's total indebtedness was approximately $100,169,000, its stockholder's equity was approximately $27,142,000 and the Company's total assets were approximately $156,411,000, of which approximately $44,782,000 are intangible assets. After excluding the Company's unusual charges of $7.6 million discussed above, for the six-month period ending March 31, 1997, the Company's consolidated EBITDA was approximately $10,280,000; fixed charges exceeded earnings available to cover fixed charges by approximately $2,859,000 and the ratio of EBITDA to interest expense, net was 1.56. The Company's annual aggregate debt service is approximately $13.1 million.



                  Concurrent with the Episode acquisition, and in order to provide the Company with additional borrowing capacity under its working capital revolving line of credit facility with CoreStates Bank, N.A. ("Working Capital Facility"), the Working Capital Facility was increased from $15.0 million to $20.0 million. In addition, the Company also had $4.0 million in a letter of credit issued by CoreStates Bank to collateralize an Industrial Revenue Bond. The Company had $2,883,000 in borrowings and $5.5 million in letters of credit issued under the Working Capital Facility at March 31, 1997. In April 1997, the Working Capital Facility was extended to August 1999 and provides for a revolving credit and letter of credit facility.

                  The Company's ability to satisfy its obligations will be dependent upon its future performance, which is subject to general economic conditions and to financial, business and other factors, including factors beyond the Company's control, and the Company's ability to obtain additional borrowings, if any, when needed. There can be no assurance that internally generated funds, trade credit, and the borrowing capacity under the Working Capital Facility will provide sufficient capital resources to finance the Company's operations in the future, or that, if there is a need for additional borrowings, that alternative sources of financing would be available.


Certain Anti-Takeover Provisions

                  The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws") include certain provisions which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also render the removal of directors and management more difficult. Specifically, the Company's Certificate of Incorporation or By-Laws provide for a classified Board of Directors serving staggered three-year terms and restrictions on who may call a special meeting of stockholders. In addition, the Company's Board of Directors has the authority to issue up to 2,000,000 additional shares of preferred stock (the "Preferred Stock") and to determine the price, rights, preferences, and privileges of those shares without any further vote or actions by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of such additional shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and serving other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

                  On October 5, 1995, the Board of Directors declared a distribution of one Right for each outstanding share of Common Stock. Subject to the terms of the Rights Agreement, as amended, each Right entitles the holder thereof to purchase from the Company one one-thousandth of a share of Series B Preferred Stock, par value $.01 per share ("Series B Unit"), at a Purchase Price of $85.00, subject to adjustment (the "Right"). The Rights remain attached to and can only be transferred with the Common Stock until the Distribution Date (as defined in the Rights Agreement). The transfer of a share of Common Stock will constitute the transfer of the accompanying Right until the Distribution Date. The Rights are not exercisable until the Distribution Date which will occur upon the earlier of (i) ten business days following a public announcement that an Acquiring Person (as defined in the Rights Agreement) has acquired beneficial ownership of 10% or more of the Company's outstanding common stock, or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group owning 10% or more of the Company's outstanding Common Stock. The Rights have certain anti-takeover effects. When the Rights become exercisable, each holder of a Right, except the Acquiring Person, will have the right to receive Mothers Work common stock or common stock of the acquiring company having a value equal to two times the exercise price of the Right. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the redemption of the Rights. The rights can be mandatorily redeemed by action of a majority of the independent directors at any time prior to the earlier of the October 9, 2005 and the Distribution Date for $.01 per right. The Rights are intended to increase the expense of a person seeking to acquire the Company without Board of Directors' approval and to dilute the stock holdings of an acquiror.

                  The Company is also subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law (the "DGCL"), which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. The application of
Section 203 also could have the effect of delaying or preventing a change of control of the Company. Furthermore, certain provisions of the Company's By-Laws, including provisions that provide that the exact number of directors shall be determined by a majority of the Board of Directors, that vacancies on the Board of Directors may be filled by a majority vote of the directors then in office, though less than a quorum, and that limit the ability of new majority stockholders to remove directors, all of which may have the effect of delaying or preventing changes in control or management of the Company, and which could adversely affect the market price of the Company's Common Stock.


Dependence on Key Personnel


                  The success of the Company's business will continue to be dependent upon Dan and Rebecca Matthias, the Chairman and Chief Executive Officer and the President and Chief Operating Officer of the Company, respectively, and on other key personnel. The Company maintains and is the beneficiary under a $5 million key person life insurance on Dan Matthias and a $5 million key person life insurance on Rebecca Matthias, but not on the lives of any other officer, director or key employee. The Company believes that to succeed in the future it must continue to attract, retain and motivate additional highly skilled management personnel and store managers. The loss of key personnel or the inability to attract and retain key employees in the future could have a material adverse effect on the Company.


Competition

                  The maternity apparel industry and women's bridge apparel industry are highly competitive with respect to price, quality and style of merchandise and store location. The Company faces competition for customers and store locations from various full-price maternity clothing chains, a number of off-price specialty retailers and catalog retailers, as well as from local, regional and national department stores and women's and, to some extent, men's clothing stores, many of which have significantly greater financial and other resources than the Company. The retailing business is affected by changes in consumer tastes, demographic trends and the type, number and location of competing stores. Additionally, since there are few barriers to entry into the retail clothing business, the Company may face future competition from participants not currently in the maternity market, such as certain large national specialty stores and department store chains.

Fashion Risk

                  The women's apparel business (both maternity and bridge apparel) is affected by changes in consumer tastes requiring the Company to keep up to date on, and to some extent anticipate, emerging fashion trends. The failure to do so may adversely affect the Company's operating results. With respect to maternity apparel, the regular women's apparel market occasionally shifts toward looser-fitting styles. During these times, pregnant women have a greater opportunity to substitute regular market apparel for maternity wear. Such a shift may adversely affect the Company's operating results.

Other Business Factors

                  The Company's future performance will be subject to a number of factors beyond its control, including economic downturns and demographic changes. The Company's business depends upon sustained demand for maternity clothing. In the event that such demand were to decline for any reason, such as a decrease in the number of pregnancies among women in the Company's customer base, the Company's operating results could be adversely affected.


                                 USE OF PROCEEDS

                  The Company will receive no proceeds from any sales of Common Stock hereunder by the Selling Stockholder.


                                   THE COMPANY

                  Mothers Work, Inc. together with its subsidiaries is the largest specialty retailer of maternity clothing in the United States. As of March 31, 1997, the Company operated 560 retail locations, including 33 Episode(R)** upscale bridge apparel specialty stores and 527 locations offering a full range of career, casual and special occasion maternity wear consisting of 224 Motherhood Maternity(R) stores, 73 Maternite(R) stores, 49 Mimi Maternity(R) stores, 46 Maternity Works(R) outlet stores, 39 A Pea in the Pod(R) stores and 94 leased departments. The Company situates its stores primarily in regional shopping malls and, to a lesser extent, in central business districts within major metropolitan areas, and in factory-direct outlet centers. The Company is vertically-integrated, performing design, manufacturing, distribution and sales functions in-house.

                  The Company currently operates maternity retail stores under five store concepts which, although having different merchandising and marketing strategies, all sell clothing that is designed to meet an expecting mother's entire lifestyle needs including her career requirements, as well as her casual and special

-----------
 (2) Episode America, a division of Mothers Work, Inc., is licensed to use the Episode(R) trademark by Episode USA, Inc.

occasion needs. Maternite, the Company's original concept, markets traditional clothing. Mimi Maternity, which was developed in 1990, is designed to meet the needs of fashion forward women who are willing to spend more to make a fashion statement. A Pea in the Pod markets the most upscale of the Company's fashions including a premium or "bridge" merchandise selection manufactured by the Company, including the Company's Mimi Maternity line of clothing, and certain designer labels. Motherhood markets a moderately-priced line of maternity clothing in regional malls and department stores. Finally, Maternity Works, a chain of factory-direct outlet stores, serves the woman who seeks upscale apparel during her pregnancy but cannot or will not purchase at full retail prices.

                  On May 31, 1996, the Company entered into a new line of business involving bridge women's apparel and accessories through the acquisition of certain leases and other assets of Episode U.S.A., Inc., a company involved in that line of business. As of March 31, 1997, the Company operated 33 retail locations under the Episode concept.

                  The principal executive office of the Company is located at 456 North 5th Street, Philadelphia, Pennsylvania 19103 and its telephone number is (215) 873-2200.

                              AVAILABLE INFORMATION

                  The Company has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (the "Commission") relating to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Commission. Proxy statements concerning the Company, reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 W. Madison St., Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web located at http://www.sec.gov. This Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                  The Company will furnish, without charge, to any person to whom a copy of this Prospectus is delivered, upon such person's written request, a copy of any and all of the documents that have been incorporated by reference in the Registration Statement and herein (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Chief Financial Officer, Mothers Work, Inc., 456 North 5th Street, Philadelphia, Pennsylvania 19103, phone number: (215) 873-2200.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

                  (a) The Company's Annual Report on Form 10-K for the year ended September 30, 1996.

                  (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996 and March 31, 1997.

                  (c) The Company's Current Reports on Form 8-K filed on March 18, 1997 and April 30, 1997.

                  (d) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission, including any amendments or reports filed for the purpose of updating such description.

                  (e) In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference herein from their respective dates of filing.

Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                               SELLING STOCKHOLDER


         The following table sets forth the name of the sole Selling Stockholder and certain information regarding the beneficial ownership of the Company's Common Stock by the Selling Stockholder as of July 31, 1997, and as adjusted to reflect the sale of the shares offered by this Prospectus:




                                                                              Beneficial Ownership
                                   Number of Shares                              After Offering
                                 Beneficially Owned                       -----------------------------
                                      Prior To        Number of Shares    Number of        Percentage of
Name                                  Offering             Offered          Shares              Class
----                             ------------------    ---------------    ---------        -------------

Toppy International Ltd.            217,365(1)             217,365             0                  --


-----------------
(1) The Shares were acquired by the Selling Stockholder in connection with the Company's acquisition of certain leases and other assets of Episode USA, Inc., an affiliate of the Selling Stockholder.


                              PLAN OF DISTRIBUTION

                  The Selling Stockholder or its pledgees, donees, transferees or other successors in interest, may sell all, a portion or none of the securities offered by it hereby from time to time. Any such sales may be in one or more transactions on Nasdaq or any other securities market on which the securities are then listed or traded at prices prevailing at the times of such sales or in private sales of the securities at prices related to the prevailing market prices or at negotiated prices. The sales may involve (a) a block transaction in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) a purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus,
(c) ordinary brokerage transactions in which the broker solicits purchasers, (d) exchange distributions and/or secondary distributions in accordance with the rules of the Nasdaq Stock Market, or (e) privately negotiated transactions. Broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions (which compensation may be in excess of customary commissions). The Selling Stockholder and any broker-dealers that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Act"). The Selling Stockholder may from time to time deliver all or a portion of the securities offered hereby to cover a short sale or sales or upon exercise of a put equivalent position. In addition, any such shares that qualify for sale under Rule 144 or Rule 144A under the Act may be sold under any such rules rather than pursuant to this Prospectus.

                  There can be no assurance that the Selling Stockholder will sell any or all of their shares of Common Stock offered hereby. The Company will receive no proceeds from any sales of Common Stock hereunder by the Selling Stockholder.

                  The Registration Statement of which this Prospectus is a part has been filed with the Commission by the Company in accordance with certain subscription agreements between the Company and certain of the Selling Stockholders, pursuant to which the Company has agreed to pay the filing fees, costs and expenses associated with such Registration Statement. The Company has also agreed to indemnify such Selling Stockholder for certain civil liabilities in connection with such Registration Statement and the securities offered hereby, including liabilities under the Act.


                                  LEGAL MATTERS

                  The validity of the Common Stock offered hereby has been passed upon for the Company by Pepper, Hamilton & Scheetz LLP, 3000 Two Logan Square, Philadelphia, PA 19103. Elam M. Hitchner, III, a partner of Pepper, Hamilton & Scheetz, LLP and a member of the Company's Board of Directors, owns 20,000 shares of Common Stock and options to purchase an additional 8,000 shares of Common Stock.


                                     EXPERTS

                  The consolidated financial statements of Mothers Work, Inc. included in Mothers Work, Inc.'s Annual Report on Form 10-K for the year ended September 30, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

================================================================================

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.


                               -------------------


                                TABLE OF CONTENTS


                                                                         Page
                                                                         ----
Risk Factors............................................................   2
Use of Proceeds.........................................................   5
The Company.............................................................   5
Available Information...................................................   6
Incorporation of Certain Documents by Reference.........................   6
Selling Stockholder.....................................................   8
Plan of Distribution....................................................   8
Legal Matters...........................................................   9
Experts.................................................................   9



================================================================================

================================================================================







                               MOTHERS WORK, INC.



                              --------------------

                                   PROSPECTUS

                              --------------------







                                     , 1997







================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

SEC registration fee........................  $     450*
Accounting fees and expenses................  $   4,000**
Legal fees and expenses.....................  $   5,000**
Miscellaneous...............................  $     250**
                                              ---------

     Total..................................  $  9,700**
                                              ========

-----------------

 * Actual
** Estimated


Item 15.          Indemnification of Directors and Officers

                  Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action other than an action by or in the right of the corporation, the termination of such action by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

                  Section 145 further provides: that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by stockholders.

                  Article Twelve of the Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify all persons which it has the power to indemnify pursuant thereto. In addition, Article V,
Section 1 of the Company's By-Laws provides that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another Company or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights that said law permitted the Company to provide prior to such amendment), against all expenses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Article V, Section 5 of the By-Laws provides that expenses incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it ultimately is determined that he is not entitled to be indemnified by the Company. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers. The foregoing right to indemnification and advancement of expenses is not exclusive.

                  The directors and officers of the Company and its subsidiaries are covered by policies of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers; the Company is similarly insured, with respect to certain payments it might be required to make to its directors or officers under the applicable statutes and its charter provisions.

                  Additionally, Article Thirteen of the Company's Certificate of Incorporation limits the liability of the Company's directors under certain circumstances. Article Thirteen states that a director of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director, provided, however, that Article Thirteen does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law; (iii) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

                  For the undertakings with respect to indemnification, see Item 17 herein.


Item 16.     Exhibits



   5         Opinion of Pepper, Hamilton & Scheetz LLP.*
  23.1       Consent of Arthur Andersen LLP (included on page II-5).
  23.2       Consent of Pepper, Hamilton & Scheetz LLP (included in Exhibit 5).*
  24         Power of Attorney.*

----------------------
* Previously filed.



Item 17.          Undertakings.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions discussed in Item 15 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated November 15, 1996 included in Mothers Work, Inc.'s Form 10-K for the year ended September 30, 1996 and to all references to our Firm included in this registration statement.




                                           ARTHUR ANDERSEN LLP




Philadelphia, Pa.
August 1, 1997

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement (No. 333-27611) to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on July 28, 1997.


                                           MOTHERS WORK, INC.



                                           By: /s/ DAN W. MATTHIAS
                                               ---------------------------------
                                               Dan W. Matthias
                                               Chairman of the Board and
                                                  Chief Executive Officer


                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.





/s/ DAN W. MATTHIAS                         Chairman of the Board and                            July 28, 1997
-----------------------------                  Chief Executive Officer (the
Dan W. Matthias                                 principal executive officer)



/s/ REBECCA C. MATTHIAS                    President, Chief Operating                           July 28, 1997
-----------------------------                 Officer and Director
Rebecca C. Matthias



/s/ THOMAS FRANK                            Chief Financial Officer and Vice                     July 28, 1997
-----------------------------                  President - Finance (the principal
Thomas Frank                                   financial officer and the principal
                                               accounting officer)


Verna K. Gibson                             Directors                                            July 28, 1997
Joseph A. Goldblum
Elam M. Hitchner, III
Walter F. Loeb
William L. Rulon-Miller
Marvin S. Traub

By: /s/ REBECCA C. MATTHIAS
   ------------------------------
   Rebecca C. Matthias
   Attorney-in-Fact

